Exhibit 99.(i)

MASTER ADMINISTRATION AGREEMENT

between

McCamish Systems, L.L.C.

and

Symetra Life Insurance Company

Effective as of December 15,2006

TABLE OF CONTENTS

SECTION 1 DEFINITIONS	3

SECTION 2 TERM	7

SECTION 3 POLICY OR CONTRACT ADMINISTRATION	7

3.01 Services	7

3.02 Performance Criteria	7

3.03 Authorized Personnel	7

3.04 Records	7

SECTION 4 FEES AND EXPENSES	8

4.01 Policy Administration Fees	8

4.02 Expenses	8

4.03 System Enhancements	9

4.04 Payment	9

SECTION 5 REPRESENTATIONS AND WARRANTIES OF MCCAMISH	10

SECTION 6 REPRESENTATIONS AND WARRANTIES OF SYMETRA	11

SECTION 7 ADDITIONAL COVENANTS	12

7.01 Independent Contractor	12

7.02 Confidentiality and Disclosure	12

7.03 Indemnification	14

7.04 Account Management	15

7.05 Dispute Resolution	15

7.06 Compliance	17

7.07 Governmental Actions	18

7.08 Records	19

7.09 Symetra Operational/Security Audits	19

7.10 Financial Audits	19

7.11 Sarbanes-Oxley Compliance	20

7.12 Regulatory Audits	21

7.13 Security of Operations and Disaster Recovery	22

7.14 Insurance Coverage	22

7.15 Change Approval and Acceptance	22

7.16 Regulatory Changes	23

Symetra-McCamish

Confidential and Proprietary

7.17 System Updates	23

7.18 Paramount Provision	24

7.19 Services SLAs	24

7.20 Liability for Subcontractors and Third Party Service Providers	26

SECTION 8 TERMINATION OF AGREEMENT	26

8.01 By Mutual Agreement	26

8.02 By Non-Renewal	26

8.03 For Cause	26

8.04 Termination by Symetra	27

8.05 Procedures Upon Termination	27

10 DISENGAGEMENT	27

9.01 Genral	27

9.02 Disengagement Period	28

9.03 Disengagement Plan	28

SECTION 10 ASSIGNMENT	28

10.01 Assignment by Company	28

10.02 Assignment by McCamish	28

SECTION 11 MISCELLANEOUS	28

11.01 Governing Law	28

11.02 Notices	29

11.03 Entire Agreement	29

11.04 Binding Effect	30

11.05 Severability	30

11.06 No Third Party Beneficiaries	30

11.07 Headings	30

11.08 Counterparts	30

11.09 Waiver	30

11.10 Construction	30

11.11 Taxes	30

11.12 Software Escrow Agreement	31

11.13 Software License in Escrow	31

11.14 Force Majeure	31

MASTER ADMINISTRATION AGREEMENT

This MASTER ADMINISTRATION AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of December, 2006, by and between McCamish Systems, L.L.C., a Georgia limited liability company, having its principal address and place of business at 6425 Powers Ferry Road, Third Floor, Atlanta, Georgia, 30339 (hereinafter referred to as “McCamish”) and Symetra Life Insurance Company, on behalf of itself and its Affiliates, registered under the laws of the State of Washington, having its principal place of business at 777 108th Ave. NE, Suite 1200, Bellevue, WA 98004-5135  (hereinafter collectively referred to as “Symetra”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into this Agreement to provide for the provision by McCamish, as an independent contractor, of insurance policy and annuity contract administration services to Symetra on the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1                                   DEFINITIONS.

As used in this Agreement, the following terms shall have the meaning set forth:

1.01                           Additional Term. “Additional Term” is defined in Section 2.

1.02                           Affiliate. “Affiliate” means any corporation, partnership, or other entity that is now, or in the future, controlled by, controlling, or under common control with Symetra Life Insurance Company.

1.03                           Authorized Personnel.  “Authorized Personnel” means those individuals identified in the Schedule of Authorized Personnel.

1.04                           Books and Records. “Books and Records” means all books and records in the possession or control of McCamish that contain information related to the (1) Policies (defined in Subsection 1.36 below), and (2) the Services performed pursuant to this Agreement. Books and Records shall include without limitation, to the extent any of the following exist, (i) hard copy and microfiche records; (ii) all paper files; (iii) all electronic images: (iv) all computer data files; (v) all correspondence between McCamish and owners of Policies; (vi) administrative records; (vii) claim records; (viii) sales records; (ix) reinsurance records, (x) underwriting records, (xi) financial and accounting records, and (xii) records and documents relating to the implementation of its information security program and its information security plan for Symetra; provided, however, that Books and Records shall not include any of McCamish’s internal documentation of its own programs, systems and procedures or any of McCamish’s books and records which are not directly related to the Policies or Services performed hereunder.

1.05                           Business Days. “Business Days” means Monday through Friday, excluding New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

1.06                           California Statute. “California Statute” means California Civil Code §1798.82 et. seq.; or any similar federal or state statute that may be enacted regarding the encryption of all personally-identifiable customer confidential information.

1.07                           Consulting Services Agreement. “Consulting Services Agreement” means the Consulting Services Agreement entered into by the parties dated May 17, 2006.

1.08                           Case. “Case” means a group of Policies that have a common owner and payor and have a common corporate objective.

1.09                           Control. “Control” means direct or indirect ownership or control by a party of more than fifty percent (50%) of the voting stock or other ownership interest of such corporation or entity, or the possession of the direct or indirect power to direct, or cause the direction of, the management or policies of such corporation of such other entity, or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of such corporation or other entity.

1.10                           Defaulting Party. “Defaulting Party” is defined in Subsection 8.03.

1.11                           Deposits “Deposits” is defined in Subsection 11.13.

1.12                           Disclosing Party.  “Disclosing Party” is defined in Subsection  7.02(a).

1.13                           Disengagement Period.  “Disengagement Period” is defined in Subsection  9.02.

1.14                           Disengagement Plan.  “Disengagement Plan” is defined in Subsection  9.03.

1.15                           Disengagement Services.  “Disengagement Services” is defined in Subsection  9.01.

1.16                           Dispute Notice.  “Dispute Notice” is defined in Subsection  7.05(c).

1.17                           Documentation. “Documentation” means any user manuals, operator instructions and other documentation and materials used in conjunction with any system, software or product used to provide the Services including, without limitation, the Symetra Enhancements and Systems.

1.18                           Effective Date. “Effective Date” means the date stated in the first paragraph of this Agreement.

1.19                           Escrow Agreement. “Escrow Agreement” is defined in Subsection 11.12.

1.20                           Extraordinary Event. “Extraordinary Event” is defined in Subsection 4.03.

1.21                           Fee Reductions.  “Fee Reductions” is defined in Subsection 7.19(d).

1.22                           Force Majeure Event. “Force Majeure Event” is defined in Subsection 12.14.

1.23                           FSA Product. “FSA Product” means the product(s) licensed to McCamish under a separate Agreement between FSA and McCamish which are used by McCamish to fulfill its obligations to Symetra under this Agreement.

1.24                           FSA. “FSA” means Future Systems Advisors, L.L.C.

1.25                           GLB. “GLB” means the Gramm-Leach-Bliley Act as the same may have been and may be amended from time-to-time.

1.26                           Harmful Code.   “Harmful Code” is defined in Subsection 5(k).

1.27                           HIPAA.  “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may have been and may be amended from time-to-time.

1.28                           Information.  “Information” is defined in Subsection 7.02(a).

1.29                           Initial Term. “Initial Term” means the five (5) year period commencing on the Effective Date of this Agreement and ending at 11:59 p.m. on the day prior to the fifth anniversary of the Effective Date.

1.30                           Interest Rate.  “Interest Rate” means the prime rate as published in the Wall Street Journal on the Business Day immediately preceding the date in which interest began to accrue under this Agreement.

1.31                           License Agreement. “License Agreement” is defined in Subsection 11.13.

1.32                           Laws. “Laws” is defined in Subsection 5(d).

1.33                           Minimum Charge(s).  “Minimum Charge(s)” is defined in Exhibit D attached hereto.

1.34                           Notifying Party. “Notifying Party” is defined in Subsection 7.07(a).

1.35                           PMACS®. “PMACS®” means Producer Management Accounting Compensation System.

1.36                           Policies. “Policies” means, collectively, the insurance policies included within one of the Products and “Policy” means any one of the Policies.

1.37                           Policy Administration Fees.  “Policy Administration Fees” means the fees set forth in Exhibit D attached hereto and designated as “Policy Administration Fees”.

1.38                           Policy Administration Services “Policy Administration Services” means the services set forth in Exhibit A attached hereto and designated as “Policy Administration Services”.

1.39                           Policyholder. “Policyholder” means the owner of a Policy.

1.40                           Products. “Products” means the insurance products described in Exhibit E attached hereto and made apart hereof.  A “Product” is limited to a single policy form of an insurance company.   Exhibit E may be amended during the Term by mutual written agreement of the parties hereto.

1.41                           Recipient.  “Recipient” is defined in Subsection 7.02(a).

1.42                           Release Event.  “Release Event” is defined in Subsection 11.13.

1.43                           Root-Cause Analysis.  “Root-Cause Analysis” means a problem analysis process undertaken to identify and quantify the underlying cause(s) of a problem, and document the necessary corrective actions to be taken to prevent recurring problems and/or trends which could result in problems.

1.44                           Rule 38a-1. “Rule 38a-1” is defined in Subsection 7.09.

1.45                           SAS 70. “SAS 70” means the American Institute of Certified Public Accountants’ Statement on Auditing Standards (SAS) No. 70, Reports on the Processing of Transactions of Service Organizations, and any replacement or successor standard.

1.46                           SAS 70 Type II Audit. “SAS 70 Type II Audit” means an audit conducted pursuant to SAS 70 that results in a report that both describes an organization’s description of controls at a specific point in time and includes detailed testing of those controls.

1.47                           Schedule of Authorized Personnel.  “Schedule of Authorized Personnel” is defined in Subsection 3.03

1.48                           Services “Services” is defined in Subsection 3.01.

1.49                           SLA(s). “SLA(s)” is defined in Subsection 7.19.

1.50                           SLA Reports. “SLA Reports” is defined in Subsection 7.19.

1.51                           “SOX Laws” means the Sarbanes-Oxley Act of 2002, applicable rules and regulations issued by the U.S. Securities and Exchange Commission and applicable rules and regulations of the Public Company Accounting Oversight Board including, without limitation, provisions relating to internal controls over financial reporting, as any of the foregoing may have been and may be amended from time to time.

1.52                           Symetra Data. “Symetra Data” means, in or on any media or other form of any kind, all of Symetra’s and its Affiliates’ data received and processed by McCamish regardless of the source, including without limitation, data provided by an authorized vendors of Symetra or its Affiliates.  All Symetra Data shall be the exclusive property of Symetra.

1.53                           Symetra Enhancements. “Symetra Enhancements” means enhancements incorporating Symetra’s specific requirements as required by the Symetra Product & BPO Implementation Work Order Dated May 17, 2006 between Symetra and McCamish.

1.54                           System. “System” means the base computer software McCamish uses in performance of the Policy Administration Services. “System” includes, without limitation, VPAS® Life software and PMACS® software.

1.55                           System Services. “System Services” means the services, including providing access to the System, to be provided by McCamish to Symetra under this Agreement as described in Exhibit C - System Services that is attached hereto and incorporated herein by this reference, all of which shall be deemed included in the Fees.

1.56                           Term. “Term” is defined in Section 2.

1.57                           Third Party Service Provider.  “Third Party Service Provider” is defined in Section 9.01

1.58                           TPA Rules. “TPA Rules” is defined in Subsection 7.18.

1.59                           Training.  “Training” means any educational services related to the use, functionality and operation of the System or the procedures for remote access thereto that is provided by McCamish to employees of the Symetra.

1.60                           Updates. “Updates” is defined in Subsection 7.17

1.61                           VPAS®. “VPAS®” means the VPAS® Life software consisting of the computer programs, associated database and dictionaries, and utilities provided by McCamish. VPAS® shall include any modifications to VPAS® to support Symetra Products.

SECTION 2                                   TERM.

This Agreement shall commence on the Effective Date and shall continue in effect for the Initial Term. Unless terminated as provided in Section 9, this Agreement shall be automatically renewed for a two (2) year term, each such additional two year term being an “Additional Term” of this Agreement.  The Initial Term and any Additional Terms hereunder are herein collectively referred to as the “Term”.

SECTION 3                                   POLICY OR CONTRACT ADMINISTRATION.

3.01                           Services.  During the Term, McCamish shall perform Policy Administration Services and System Services (collectively “Services”) as set forth herein and in Exhibit A.

3.02                           Performance Criteria.  The manner and method of performing Services are set forth herein and in Exhibits A and C.

3.03                           Authorized Personnel.  At any time McCamish may apply to a person indicated on the “Schedule of Authorized Personnel”, attached hereto as Exhibit F, as a person authorized to give instructions under this section with respect to any matter arising in connection with this Agreement.  McCamish shall not be liable for, and shall be indemnified and held harmless by Symetra against any loss, cost, damage or expense arising from, any action taken or omitted by McCamish to the extent McCamish can demonstrate that the action or omission was taken or omitted in good faith in reliance upon such instruction. Any such indemnification shall be subject to the procedures and limitations as provided in Subsection 7.03.

Symetra may at any time provide McCamish with written notice of any change of authority of persons authorized and enumerated in Exhibit F to provide McCamish with instructions or directions relating to services to be performed by McCamish under this Agreement.

3.04                           Records.  During the Term, McCamish shall keep true and correct Books and Records relating to the performance of all Services hereunder and McCamish’s compliance with the requirements of Subsection 7.06 in accordance with the policy and procedures set forth in Exhibit A.  McCamish shall deliver the Books and Records and copies thereof to Symetra, if so requested by Symetra, within thirty (30) days upon termination of this Agreement.  Anything herein to the contrary notwithstanding, McCamish shall be allowed to make and retain copies of the Books and Records, subject to Subsection 7.02, at its own expense, upon termination of this Agreement.  It is acknowledged and agreed that any such Books and Records may be maintained on magnetic media, electronic media, microfiche, CD and other non-paper media.

SECTION 4                                   FEES AND EXPENSES.

4.01                           Policy Administration Fees.

(a)                                  During the Initial Term of this Agreement, Symetra shall pay to McCamish, as compensation for all Services rendered pursuant to this Agreement, the amounts set forth in Exhibit D.  In no event, except as provided below, will the fees payable by Symetra to McCamish hereunder be less than the fees determined by the application of the Minimum Charges set forth in Exhibit D.  The fees set forth on Exhibit D do not include any amounts for Training.  Training will be provided by McCamish to Symetra’s employees pursuant to an appropriate Work Order as set forth in the Consulting Services Agreement between Symetra and McCamish.

(b)                                 For each Additional Term of this Agreement, Symetra shall pay to McCamish, as compensation for all Services rendered pursuant to this Agreement, such fees and charges as shall be agreed to by the parties and attached hereto as an amended Exhibit D prior to commencement of such Additional Term.  Any increase in Fees shall not exceed CPI + 3%, not to exceed 8%. As used herein, “CPI” shall mean the Consumer Price Index for all Urban Consumers, specifically for Atlanta, Georgia, Services, to be calculated using Bureau of Labor Statistics (“BLS”) Series ID: CUURA319SAS (“CPI”) as published by the BLS. for the immediately preceding calendar year.

4.02                           Expenses.  Symetra will promptly reimburse McCamish for all reasonable out-of-pocket expenses incurred by McCamish in the performance of this Agreement.  At Company’s request, McCamish shall provide a copy of receipts for any expenses that exceed $25.00. Out-of-pocket expenses include, but are not limited to the following:

(a)                                  Reasonable and customary travel related costs for travel requested by Symetra. All travel shall be consistent with Symetra’s travel policy, attached as Exhibit M.

(b)                                 Charges for telephone line(s), long distance telephone calls and remote access dedicated to service of Symetra, Symetra customers, agents and brokers.

(c)                                  Charges for the acquisition, installation and maintenance of any Symetra pre-approved hardware, software and telecommunication lines required for remote system connectivity.

(d)                           Charges for supplies and maintenance of Symetra pre-approved hardware and equipment dedicated to the services provided to Symetra hereunder including but not limited to printers, faxes, modems, etc.

(e)                            Charges for Symetra dedicated U.S. Post Office boxes.

(f)                              Any user fees or maintenance fees incurred by McCamish pursuant to the license agreements with Progress Software, AcroSoft Software, InSystems Technologies, Ltd. or other providers of third party software used in connection with the System that are incurred as a result of the entering into of this agreement and the performance of the services contemplated hereunder.

4.03                           Extraordinary Event. An “Extraordinary Event” shall mean any non-recurring or non-routine investigation by any federal or state regulatory agency, revenue service or investigative body which has as its focus a party hereto, the Products or Policies or any Participant or any legal action described in Subsection 7.06.  In the case of an Extraordinary Event of Symetra or any of its Products, Policies or Participants, McCamish shall be entitled to be reimbursed by Symetra for it reasonable expenses incurred in connection with the Extraordinary Event in an amount mutually agreed to by the parties.  In the case of an Extraordinary Event of McCamish or any of its administrative processes with respect to the Plans, Products, Policies or Participants, Symetra shall be entitled to be reimbursed by McCamish for it reasonable expenses incurred in connection with the Extraordinary Event in an amount mutually agreed to by the parties.

4.04                           System Enhancements. Any requests by Symetra for enhancements to systems or procedures for support of new products or new functional capabilities will be performed and billed by McCamish to Symetra pursuant to the Consulting Services Agreement.

4.05                           Payment. During the Term of this Agreement, Symetra shall pay McCamish the undisputed amount of any invoice within thirty (30) days of receipt of McCamish’s invoice.  McCamish shall submit invoice(s) monthly to Symetra Accounts Payable at the following address:

Symetra Financial

P.O. Box 18588

Encino, CA  91436-8588

Each invoice shall clearly state the period to which it relates and a detailed description of the services invoiced.

For any disputed invoice amount, Symetra shall provide to McCamish a detailed written explanation of the basis for disputing in good faith the amounts claimed due by McCamish within fifteen (15) days of receiving the invoice containing disputed charges. Upon receipt of any notice of disputed fees, Symetra and McCamish shall promptly and diligently cooperate with each other to resolve the disputed amounts.  Any disputed amounts resolved in McCamish’s favor shall be paid by Symetra within fifteen (15) days of the resolution of such dispute.  If the parties reach an impasse on a payment dispute, such dispute shall be resolved pursuant to Subsection 7.05 herein.  If the payment dispute is in excess of $100,000 USD, Symetra shall deposit fifty percent (50%) of such disputed amount in an escrow account with an escrow agent mutually agreed to by the parties to be held until such dispute is resolved.  The escrow agent shall release the funds as directed in a letter signed by both parties or an award of an arbitrator pursuant to Subsection 7.05 (b), whichever is applicable.

Late payments shall be subject to McCamish’s standard late payment charges. A finance charge of one and one-half (1½%) percent monthly (annual rate of eighteen (18%) percent), or the highest interest rate allowed by law, whichever is lower, will be added to all invoices not paid within thirty (30) days after Symetra’s receipt of the invoice, or with fifteen (15) days of resolution of a disputed amount resolved in McCamish’s favor as described above.  In addition, failure of Symetra to fully pay any undisputed invoiced amount within sixty (60) days after the date of the invoice shall be deemed a material breach of the Agreement.

SECTION 5                                   REPRESENTATIONS AND WARRANTIES OF MCCAMISH.

McCamish hereby represents and warrants to Symetra as follows:

(a)                                  It is a limited liability company duly organized and existing and in good standing under the laws of the State of Georgia.

(b)                                 It is empowered under applicable laws and by its articles of organization and operating agreement to enter into and perform the services contemplated in this Agreement.

(c)                                  All requisite proceedings have been taken to authorize it to enter into and perform the services contemplated in, and execute and deliver, the Agreement.

(d)                                 It has duly executed and delivered this Agreement and neither such execution and delivery nor the performance by it of any of its obligations under this Agreement will (i) violate any provision of its articles of association or operating agreement, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond or other contract, license, agreement, permit, instrument or other commitment or obligation to which it is a party or (iii) violate any law, rule or regulation of any governmental body, writ, judgment, injunction or court decree (collectively, “Laws”) applicable to it or its business.

(e)                                  It has all licenses, permits, registrations and other governmental approvals necessary or advisable for the performance of its obligations under this Agreement.

(f)                                    Its business operations have been conducted, are now, and will continue to be in compliance in all material respects with all Laws.

(g)                                 It has the facilities, equipment and personnel necessary to carry out its duties and obligations under this Agreement.

(h)                                 All Services provided under this Agreement shall be provided in a timely, professional and workmanlike manner in accordance with or better than the standard practices used in the financial services industry.   This warranty shall not diminish any contractual obligation to comply with a specific standard or criteria specified herein, including, without limitation, applicable SLAs as defined in Schedule A.

(i)                                     It owns, or has the right to use, on its own behalf or on Symetra’s behalf, as applicable, any and all services, techniques or products provided or used by McCamish to provide the Services; and (b) such services, techniques and products provided or used by McCamish to provide the Services do not and shall not infringe upon any third party’s patent, trademark, copyright or other intellectual-property rights, nor make use of any misappropriated trade secrets.

(j)                                     The System and any software provided by McCamish when properly used for the purpose and in the manner specifically authorized by this Agreement will perform as described in the applicable Documentation in all material respects.

(k)                                  It shall implement and use practices that are in accordance with or better than the standard practices used in the financial services industry to identify, screen, and prevent the introduction of, any Harmful Code in the hardware, software or other resources utilized by McCamish to provide the Services.  “Harmful Code” means any viruses, worms, Trojan horse, timer, clock, counter, time lock, time-bomb, trap-door, file infectors, or boot sector infectors or other disabling device designed to materially impair Symetra’s’ permitted access or use of the Services.  In the event that a Harmful Code is detected, McCamish shall use all reasonable efforts to eliminate such virus and replace the Software or affected hardware if necessary.

(l)                                     The System shall be installed on computer(s) operated by McCamish at the location specified in Schedule A (“Designated Location”). McCamish shall take all commercially reasonable steps to keep Symetra Data separated from any other data, including other customer data and McCamish data.  If McCamish relocates the System for reasons other than disaster recovery or recovery from equipment failure, it shall provide Symetra a minimum of thirty (30) days prior written notice.  Such relocation shall be without additional expense to Symetra and without disruption of service.  Notwithstanding the foregoing, McCamish shall not, without Symetra’s prior written consent, locate the System to a location situated outside the United States.  If McCamish fails to comply with the notice and approval requirements provided herein with respect to changes of the Designated Location, Symetra may terminate the Agreement without any further obligations under this Agreement and subject to the provisions of Section 9 Disengagement.

Notwithstanding the above warranties and representations, Symetra acknowledges that McCamish is not licensed to do business in any jurisdiction outside of the United States of America.  If any of the Policies cover Policy Holders resident outside of the United States or if any of the Polices or Products are licensed to be sold outside the United States, Symetra shall notify McCamish and shall provide McCamish with all information necessary for McCamish to comply with any statutes, rules or regulations of such foreign jurisdiction which may apply to McCamish.  Symetra shall, at its expense, obtain for McCamish all foreign licenses, registrations or other authorizations necessary for McCamish to continue to provide the Services for all of the Policies and Products as contemplated hereunder.

SECTION 6                                   REPRESENTATIONS AND WARRANTIES OF SYMETRA.

Symetra hereby represents and warrants to McCamish as follows:

(a)                                  It is a registered stock company organized and existing and in good standing under the laws of the State of Washington.

(b)                                 It is empowered under the applicable laws and regulations and by its governing documents to enter into and perform this Agreement.

(c)                                  All requisite proceedings have been taken to authorize it to enter into and perform this Agreement, and when so executed and delivered, this Agreement will be the valid and binding obligation of Symetra enforceable in accordance with its terms.

(d)                                 It has duly executed and delivered this Agreement and neither such execution and delivery nor the performance by it of any of its obligations under this Agreement will (i) violate any provision of its governing documents, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond or other contract, license, agreement, permit, instrument or other commitment or obligation to which it is a party or (iii) violate any Law applicable to it or its business.

(e)                                  It is not subject to any current or pending litigation which would impair its ability to carry out its responsibilities and obligations under this Agreement.

SECTION 7                                   ADDITIONAL COVENANTS.

7.01                           Independent Contractor.  It is understood and agreed that all Services performed hereunder by McCamish shall be performed solely for Symetra by McCamish in the capacity of an independent contractor of Symetra.  Nothing contained herein shall be construed to create between McCamish and Symetra a partnership, joint venture, association or other legal entity or relationship other than that of independent sub-contractor.

7.02                           Confidentiality and Disclosure.

(a)                                  Each Party to this Agreement (“Disclosing Party”) may disclose to the other party (“Recipient”) certain proprietary and confidential information including, without limitation, policyholder information, procedures, Symetra customer lists, prospect lists, contracted broker and agent lists, material related to policy design, pricing, filings, marketing and sales administration and systems information, and other information which by its nature should reasonably be understood to be confidential (“Information”).  Information may be provided either verbally or in writing. Regardless of the source, Symetra Data and third party confidential information shall be deemed Information.

(b)                                 Recipient agrees to maintain, during the Term and, with respect to the Information that is not a trade secret, for a period of three (3) years thereafter, the Information of the Disclosing Party in confidence using at least the same degree of care as it uses in maintaining as secret its own trade secret, confidential and proprietary information, but always at least a reasonable degree of care. Recipient agrees to maintain, during the Term and, with respect to Information that is a trade secret (as defined in the Georgia Trade Secrets Act of 1990), at all times thereafter so long as the Information remains a trade secret, the Information of the Disclosing Party in confidence using at least the same degree of care as it uses in maintaining as secret its own trade secret, confidential and proprietary information, but always at least a reasonable degree of care.

(c)                                  Disclosing Party agrees that Recipient shall have no obligation under the provisions of this Subsection 7.02 with respect to any Information which:

1.                                       is now or hereafter becomes publicly known other than through a breach hereof,

2.                                       is known by Recipient prior to its receipt of the Information, without any obligation of confidentiality with respect thereto,

3.                                       subject to paragraph (g) below, is disclosed with the Disclosing Party’s written consent,

4.                                       is disclosed by the Disclosing Party to a third party without the same or similar restrictions as set forth herein,

5.                                       is required to be disclosed by Recipient by a court of competent jurisdiction, administrative agency or governmental body, or by law, rule or regulation, or by applicable regulatory or professional standards, or

6.                                       is disclosed by Recipient in connection with any judicial or other legal proceeding involving the Agreement.

(d)                                 Recipient shall limit access to Information received from the Disclosing Party to only those employees, agents and contractors of Recipient who have need of such access for the performance of any obligation of Recipient under this Agreement and shall advise such employees, agents and contractors of their obligations to keep such Information confidential.

(e)                                  Recipient shall use information only for purposes of fulfilling its obligations under the Agreement.

(f)                                    Except as expressly provided in the Agreement, Disclosing Party grants no license, right or interest to Recipient under any copyrights, patents, trademarks, trade secrets or other property rights of Disclosing Party by reason of the disclosure of the Information.

(g)                                 Each party acknowledges that some Information may, under applicable law, be deemed to be confidential information of third parties (such as natural persons whose lives are insured under a Policy) and agrees to preserve the confidentiality of all Information, which under applicable Law must be treated as confidential.

(h)                                 Anything herein to the contrary notwithstanding, McCamish may include the name “Symetrasm Financial” on a listing of McCamish’s clients, provided that such listing does not state or imply that Symetra endorses McCamish or its services. Otherwise, neither party may advertise or promote itself using the name, service mark or description of the other party without the written consent of the other party in the case of each such use.

The parties each agree that breach of Subsection 7.02 could result in irreparable injury for which monetary damages may be an inadequate remedy. If there is a breach, then the non-breaching Party shall be entitled, in addition to all other rights and remedies which it may have at law or in equity,  to enforce the provisions of this section by obtaining an injunction or an order for specific performance.  The terms and conditions of this Subsection 7.02 shall survive the termination of this Agreement.

7.03                           Indemnification.  Each party to this Agreement shall indemnify and hold harmless the other party and its officers, directors, partners, principals, independent contractors, employees, subcontractors and affiliates and their respective personnel from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and court costs), settlements, judgments, awards, interest, penalties or other loss directly or indirectly arising out of, in connection with or with respect to (i) any breach of this Agreement or, (ii) any fraudulent, criminal, negligent and/or bad faith acts or omissions by such party or its officers, directors, partners, principals, independent contractors, employees, subcontractors and affiliates and their respective personnel under this Agreement.

If a party receives notice of a third party claim or is named in any lawsuit or other proceeding for which such party believes it may be entitled to indemnification hereunder (other than any action or proceeding described in Subsection 7.07, such party shall promptly give notice thereof to the other party, such notice to include a description in reasonable detail of such claim, lawsuit or proceeding and the basis for such party’s belief that it may be entitled to indemnification hereunder.  Failure of a party to promptly notify the indemnifying party on a timely basis shall not excuse the indemnifying party from its obligations hereunder if the indemnifying party has not been prejudiced thereby. The party being indemnified shall not settle any such lawsuit or proceeding without the written consent of the indemnifying party. The party being indemnified shall have the right, but not the obligation, to participate in such defense and to review all documents prepared in connection therewith. The indemnifying party shall have sole control of the defense or settlement of the claim; provided, however, that the indemnifying party shall obtain the indemnified party’s written consent, not to be unreasonably withheld, prior to any settlement that adversely affects the indemnified party’s rights hereunder or imposes any obligations on the indemnified party in addition to those set forth in this Agreement.  Notwithstanding the above, no person shall be entitled to indemnification if the liabilities, losses, damages, costs, expenses, interest, penalties or other losses are due to the willful misfeasance, bad faith, or negligence of the person seeking indemnification. If, with respect to any claim, there also is fault on the part of indemnified party (or its agents) or any entity or individual acting on its (or its agents) behalf, the foregoing indemnification shall be on a comparative fault basis.  The parties shall cooperate in all reasonable respects with each other in defending such lawsuit or proceeding.  McCamish agrees not to settle any such lawsuit or proceeding without the written consent of Symetra.

Notwithstanding the foregoing, in the event of a complaint, claim or lawsuit by a Symetra Policyholder or agent, Symetra shall have sole control of the defense or settlement of the claim. If Symetra believes it may be entitled to indemnification hereunder, it shall give notice to McCamish and shall obtain McCamish’s written consent, not to be unreasonably withheld, prior to any settlement that adversely affects McCamish’s rights hereunder or imposes any obligations on the indemnified party in addition to those set forth in this Agreement.

The parties acknowledge that certain trading losses and gains may be realized as a result of various factors, many of which are outside the control of either Symetra or McCamish.  The parties further acknowledge that the variable products industry generally recognizes such trading gains and losses as an ordinary cost (or benefit) of doing business which generally evens itself out over time.  McCamish shall have no liability whatsoever for any trading or investment losses incurred with respect to any Policy, unless such losses occur as the result of the gross negligence or willful misconduct of McCamish and shall not be entitled to any gains or profits which may occur with respect to any Policy.  Except for the limitation of liability set forth herein, nothing contained in this paragraph shall limit the remedies available to Symetra in the event of McCamish’s failure to properly perform its duties hereunder.

The terms and conditions of this Subsection 7.03 shall survive the termination of this Agreement.

7.04                           Account Management.

Each party shall designate an individual to serve as a single point of contact.  The primary role of the account managers is to take ownership of the day-to-day operational relationships between McCamish’s service delivery and Symetra’s business.

7.05                           Dispute Resolution.

(a)                                  Confidentiality.  All negotiations and submissions between the parties conducted pursuant to the process described in this Subsection 7.05 shall be kept confidential by the parties and shall be treated by the parties and their respective representatives as compromise and settlement negotiations for purposes of the applicable court rules of evidence.

(b)                                 Problem Resolution Process.

(i)                                     Administrative-Level Performance Review.  If a problem arises between the parties, the McCamish and Symetra designated account managers shall meet and attempt to resolve the problem.  If the parties are unable to resolve the problem within ten (10) Business Days after the initial request for a meeting, then the parties shall seek to resolve the problem through Executive-Level Performance Review as provided in Subsection 7.05 (b)(ii).

(ii)                                  Executive-Level Performance Review.  For problems that are not resolved as described in Subsection 7.05 (b)(i), negotiations shall be conducted by the Vice-President or higher-level officer of Symetra and the Vice-President or higher-level officer of McCamish.  If such representatives are unable to resolve the problem within ten (10) Business Days after the initial request for a meeting at this level, then the parties shall be entitled to discontinue negotiations and to seek any and all rights and remedies that may be available to them as provided in this Agreement.

(c)                                  Mediation.  No party hereto shall commence an arbitration proceeding pursuant to the provisions of subparagraph d. below unless such party shall first gives a written notice (a “Dispute Notice”) to the other party or parties setting forth the nature of the dispute.  The parties shall attempt in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement.  If the parties cannot agree on the selection of a mediator within twenty (20) days after delivery of the Dispute Notice, the mediator will be selected by the AAA.  If the dispute has not been resolved by mediation as provided above within sixty (60) days after the delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of subparagraph d. hereof.

(d)                                 Arbitration.  Any controversy, claim or dispute of whatever nature arising between the parties, including but not limited to those arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, whether such claim existed prior to or arises on or after the date of this Agreement, including the determination of the scope of this agreement to arbitrate (which is not settled through mediation as provided in Paragraph c. above) shall be determined by arbitration in the county and state in which the non-aggrieved party resides in accordance with the Commercial Arbitration Rules of the American Arbitration Association and its Supplementary Procedures for Large, Complex Disputes. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within twenty (20) days after the conclusion of the mediation required by subsection (c) above, then each party shall select one (1) arbitrator and the two (2) arbitrators so selected shall choose a third arbitrator. The determination reached, or award granted, in such arbitration shall be final and binding on all parties hereto.  Enforcement of the arbitration award or determination may be sought in any court of competent jurisdiction.  The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence.  The parties hereby mutually instruct the arbitrators to limit the time and scope of discovery to the greatest extent practicable and request the arbitrators to provide a decision as rapidly as practicable, in each case consistent with the interests of justice, it being the intention of the parties that any arbitration under this Subsection 7.05 be commenced, conducted and completed, and a decision rendered, as rapidly as practicable.  Pending such decision, each party will continue to perform its obligations under this Agreement.

(e)                                  Costs and Attorneys Fees.  If any party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, the other party shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such mediation or arbitration or defending against the attempt to stay, vacate or modify such mediation or arbitration award and/or successfully defending or enforcing the award.  Otherwise, each party shall be responsible for the payment of its own costs and expenses incurred by reason of any mediation or arbitration procedure maintained hereunder.

The terms and conditions of this Subsection 7.05 shall survive the termination or expiration of this Agreement.

7.06                           Compliance.  McCamish shall provide staff with the skills necessary to perform the Services and shall perform its obligations hereunder in compliance with all laws and regulations that are applicable to it as an operator of its business and/or in connection with performance of its obligations hereunder, including, without limitation, all laws and regulations relating to the collection, dissemination, transfer and use of data, specifically including, without limitation, the privacy and security of confidential, personal, sensitive or other protected data.  McCamish acknowledges and agrees that it may be required to modify the manner in which it provides the Services to Symetra in order to be compliant with policies and procedures developed by Symetra that are designed to assure compliance with HIPAA, the California Statute, GLB, Rule 38(a)-1 and all other applicable laws and regulations.  As part of any such change to policies and procedures developed by Symetra, the parties agree to evaluate the costs to modify the manner in which McCamish provides the Services to Symetra. If such changes have a material impact on McCamish’s operating costs,  the Policy Administration Fees may be adjusted upon mutual agreement of the parties..  Without limiting the generality of the foregoing, such policies and procedures may require McCamish to cause its employees and those of its contractors with access to Symetra Data to execute confidentiality and non-disclosure agreements.

In order to address certain requirements that are now or will become applicable to Symetra and/or one (1) or more of its Affiliates pursuant to regulations issued pursuant to HIPAA, McCamish shall comply with the requirements set forth in Exhibit L and shall, if and as requested by Symetra, execute with any such Affiliate a separate agreement that contains terms and conditions that are substantially the same as those set forth in Exhibit L.  Notwithstanding anything contained herein to the contrary, McCamish agrees that exhibit T (and any separate agreements that may be entered into by Symetra and any Symetra Affiliate) shall be modified appropriately if Symetra determines that such modifications are necessary for Symetra and/or its Affiliates to comply with any and all modifications to HIPAA and/or its implementing regulations.

McCamish acknowledges that confidential information may include personal information pertaining to California residents.  McCamish shall ensure that the system and/or the network complies with the requirements of the California Statute.  If McCamish believes that personally-identifiable customer confidential information has been subject to unauthorized access, McCamish shall provide written notice to Symetra within twenty-four (24) hours.  If Symetra determines that actions must be taken to comply with the

California Statute, McCamish shall fully cooperate with Symetra to achieve such compliance and all such compliance-related activities by both Symetra and McCamish shall be performed at Symetra’s cost.

Subject to the provisions of Section 5 related to foreign licenses, McCamish shall obtain and maintain for itself, and shall cause its subcontractors to obtain and maintain, at no cost to Symetra, all licenses, approvals, permits necessary for performance under this Agreement and required to comply with all statutes, ordinances, and regulations or other laws that may be or become applicable to performance of Services hereunder. Symetra reserves the right to reasonably request and review all such applications, permits, and licenses prior to the commencement of any Services hereunder

7.07                           Governmental Actions.

(a)                                  Each party to this Agreement (the “Notifying Party”) shall promptly notify the other party of any threatened or pending lawsuit or governmental or regulatory agency inquiry or complaint relating to Policies of which the Notifying Party has actual knowledge and shall promptly transmit to such other party a copy of any applicable service of process or other instrument related to a court proceeding or any correspondence or other document transmitted to or from any governmental or regulatory agency relating to the Policies received by the Notifying Party.

(b)                                 McCamish shall make no response to any governmental or regulatory agency’s inquiry or complaint relating to Policies without first obtaining Symetra’s approval and consent to the response to such inquiry or complaint; provided, however, that if Symetra fails to give its approval or consent or delays its approval or consent for more than twenty (20) Business Days after being notified of any such inquiry or complaint by McCamish and such failure or delay would subject McCamish to any fine, penalty, liability or sanction, then McCamish may make a response.

(c)                                  Symetra reserves the right to control the defense of any litigation, threatened or pending, by or against it, or to respond on its own behalf to any governmental or regulatory agency’s inquiry or complaint; or the complaint of any Policyholder provided, however, that if Symetra shall exercise this right in such a manner as to subject McCamish to any fine, penalty, liability or sanction for failure to follow procedure, or otherwise in a manner which, in the reasonable opinion of McCamish or its legal counsel may have a material adverse effect on McCamish, then McCamish shall have the right to defend itself with counsel of its choice at its own expense.

(d)                                 McCamish reserves the right to control the defense of any litigation, threatened or pending, by or against it, or, subject to subsections (b) and (c) above, to respond on its own behalf to any governmental or regulatory agency’s inquiry or complaint; provided, however, that if McCamish shall exercise this right in such a manner as to subject Symetra to any fine, penalty, liability or sanction for failure to follow procedure, or otherwise in a manner which, in the reasonable opinion of Symetra or its legal counsel may have a material adverse effect on Symetra, then Symetra shall have the right to defend itself with counsel of its choice at its own expense.

(e)                                  The parties shall cooperate with each other in responding to or defending any such lawsuit, threat, demand, inquiry, complaint, administrative or regulatory investigation or proceeding.

7.08                           Records.  Each party to this Agreement shall maintain, following the termination of this Agreement for any reason, its Books and Records in accordance with the data retention policies and procedures set forth in Exhibit A.

7.09                           Symetra Operational/Security Audits.  During the Term of this Agreement, Symetra and its agents have the right to perform annual operational and/or security audits of McCamish, and if applicable McCamish’s subcontractors, upon five (5) business days notice.  Symetra shall have the right to perform an audit more frequently (a) if necessary for Symetra to meet or respond to any regulatory requirement or inquiry including, but not limited to, the requirements imposed by Rule 38a-1 under the Investment Company Act of 1940; or (b) as deemed reasonably necessary by Symetra as a result of Symetra’s good faith belief that McCamish has breached any of its obligations hereunder, provided that where no breach is found to have occurred, McCamish may charge for time and materials used by McCamish for such audit. McCamish, or its subcontractor, shall provide full access to all of the Books and Records and full access to such of its systems, operations, procedures, personnel, and manuals and any other documents or materials that relate to the Services and McCamish’s obligations provided under this Agreement so that Symetra and its third party representatives may perform such audits. As a condition to such audit, such third party representatives shall sign a confidentiality agreement with Symetra and Symetra shall be responsible to McCamish for the acts or omissions of any third party representatives. Each notice shall state the scope of the audit..  McCamish and its subcontractor shall only be required to provide such items and assistance as shall be consistent with the scope set forth in the notice.  Should Symetra request an audit not specifically permitted by this Subsection 7.09, McCamish may charge Symetra for the time and materials used by McCamish for such additional audits at McCamish’s then-current rates. If any audit reveals a material inadequacy or deficiency in McCamish’ performance, the cost of such audit shall be borne by McCamish. McCamish shall incorporate the requirements of this Subsection 7.09 into any agreement into which it enters with any subcontractor providing Services under this Agreement.

7.10                           Financial Audits.  Upon Symetra’s request, but no more often than once annually, unless necessary for Symetra to respond to any regulatory requirement or inquiry, McCamish shall allow Symetra and/or any independent third party selected by Symetra to fully audit McCamish’s and/or its subcontractors’ books and records to the extent necessary to verify any amounts paid or payable hereunder.  All such audits shall be conducted during business hours, with reasonable advance notice, and shall include access to all proprietary and confidential information of McCamish and its subcontractors to the extent necessary to comply with the provisions of this Subsection 7.10.  If any such audit reveals that McCamish has overcharged

Symetra during the period to which the audit relates (as determined prior to the commencement of the audit), then McCamish shall promptly refund such overcharges to Symetra together with interest thereon retroactive to the date of the overcharge(s) at the Interest Rate, and the cost of such audit shall be borne by McCamish.  Similarly, if any such audit reveals that McCamish has undercharged Symetra during the period to which the audit relates (as determined prior to the commencement of the audit), then Symetra shall pay such undercharge(s) to McCamish, together with interest thereon retroactive to the date of the undercharge(s) at the Interest Rate.  McCamish shall incorporate the requirements of this Subsection 7.10 into any agreement into which it enters with any subcontractor providing Services under this Agreement.

7.11                           Sarbanes-Oxley Compliance.  McCamish agrees to cooperate with Symetra and its independent auditor as reasonably necessary to facilitate Symetra’s ability to comply with its interpretation of its obligations under SOX Laws including the terms of this Subsection 7.11, provided that McCamish may charge for time and materials used if required cooperation is materially outside the scope of normal Services.

(a)                                  SAS 70 Type II Audits.

(i) McCamish Audits. At its sole cost and expense, McCamish shall cause a reputable independent auditor to conduct SAS 70 Type II Audits, with an effective date of September 30 each year and covering the prior twelve (12) month period, and to prepare and deliver to Symetra full and complete copies of written reports prepared following such audits by November 30 of each year during the Term..  On an annual basis and prior to December 31 each year, McCamish shall prepare and deliver an internal control letter stating either that nothing has changed in the McCamish’s internal controls or detailing any changes between the report date and the end of the current calendar year. All SAS 70 Type II Audits conducted by McCamish pursuant to this Subsection 7.11 shall include a review of all of McCamish’s internal controls as they relate to McCamish’s customers generally.

(ii) Symetra Audits.  At its sole cost and expense and upon reasonable prior written notice to McCamish, but no more frequently than twice annually (unless additional audits are necessary for Symetra and/or its Affiliates to address a SOX Laws requirement), Symetra shall have the right (either through its internal audit staff or through a reputable independent auditor) to conduct audits including, without limitation, SAS 70 Type II Audits, of McCamish’s internal controls as they affect Symetra and/or its Affiliates.  In order to facilitate such audits, McCamish shall collect and maintain appropriate books and records documenting McCamish’s internal controls (both for McCamish’s customers generally and as they affect Symetra and/or its Affiliates) (for purposes of this Subsection, collectively, “Records”).  Further, with respect to such audits, Symetra and/or its independent auditors shall have the right to:  (a) examine and audit the Records; and (b) question and interview any McCamish personnel, in each case as reasonably necessary or desirable to facilitate Symetra ‘s and/or its Affiliates’ ability to comply with the SOX Laws.  McCamish shall provide prior written notification, which shall include a description, before modifying any of its material internal controls.

(iii) Results of Inquiries and Corrective Plan.  If any SAS 70 Type II Audit report and/or Symetra’s (or its independent auditor’s) inquiries pursuant to Subsection 7.11 reveal any deficiencies and/or exceptions (including, without limitation, if it is determined that McCamish’s internal controls, in whole or in part, fail to constitute effective controls over financial reporting), McCamish shall prepare and deliver to Symetra a detailed plan that is reasonably acceptable to Symetra for promptly correcting all such deficiencies and exceptions (“Corrective Plan”).  McCamish shall deliver such Corrective Plan to Symetra and its independent auditor within ten (10) calendar days following:  (a) McCamish’s delivery to Symetra of the SAS 70 Type II Audit report containing the deficiencies and/or exceptions, if the deficiencies and/or exceptions were identified in a SAS 70 Type II Audit report prepared pursuant to Subsection 7.11; and/or (b) McCamish’s receipt of written notice from Symetra that contains a description of such deficiencies and/or exceptions, if the deficiencies and/or exceptions were identified by Symetra (or its independent auditor) through the exercise of the rights described in Subsection 7.11.  McCamish shall bear all costs and expenses associated with correcting all deficiencies and exceptions identified in the Corrective Plan if such deficiencies and/or exceptions affect McCamish’s customers generally.

(b)                                 Subcontractors.  To the extent any McCamish subcontractor will perform any function that affects Symetra’s financial reporting, the agreement entered into by McCamish and the subcontractor shall include substantially the same terms as those appearing in this Subsection 7.11 (with any substantive deviations being pre-approved in writing by Symetra).

7.12                           Regulatory Audits.  McCamish shall make available to Symetra or, as applicable, to representatives of the appropriate regulatory agencies, including any state agencies and the Securities and Exchange Commission, all requested Books and Records and access to its operating procedures. The Books and Records shall be made available in a manner such that any regulatory request can be timely met.

To the extent McCamish’s compliance with this Subsection 7.12 depends on the performance of any McCamish subcontractor, the agreement entered into by McCamish and the subcontractor shall include:  (a) substantially the same terms as those appearing in this Subsection 7.12 (with any substantive deviations being pre-approved in writing by Symetra); and (b) a provision identifying Symetra as a direct and intended third-party beneficiary of the agreement between McCamish and its subcontractor.

7.13                           Security of Operations and Disaster Recovery.

(a) Security of Operations. McCamish agrees to provide and take security precautions utilizing technologies and techniques in accordance with the standard security practices used in the financial services industry so that access to Symetra Data is available only to authorized McCamish employees, agents and contractors.  In the event McCamish becomes aware of any fraud or other inappropriate use of or access to Symetra Data, McCamish shall promptly report such use or access to Symetra. Prior to performing any Services, McCamish’s employees, agents and contractors who are given access to Symetra Data shall execute confidentiality agreements concerning confidentiality no less restrictive than the confidentiality provisions of this Agreement.  McCamish shall provide to such personnel only such level of access as is reasonably necessary to perform the tasks and functions for which such personnel are responsible.

(b) Disaster Recovery. McCamish further agrees to maintain a viable contingency plan for disaster recovery of all operations as specified in Exhibit J. In the event of a disaster affecting the Services, McCamish shall execute the disaster recovery plan and use commercially reasonable efforts to resume Services in accordance with the terms thereof. McCamish shall use such commercially reasonable efforts regardless of whether such disaster is a Force Majeure Event.  This plan will be subject to review by Symetra or its designees upon request of Symetra.  McCamish agrees to perform a test of such disaster recovery plan no less than annually and provide Symetra with a report of the test and a schedule for remediation of any material deficiencies identified during said test. When and as notified by McCamish, Symetra may request to participate in McCamish’s test of its disaster recovery plan. Any such requests to participate that require increased McCamish staff support, shall be subject to a Work Order.

Upon the occurrence of any disaster, McCamish shall use commercially reasonable efforts to provide regular reports to Symetra regarding the status of McCamish’s response to, and recovery from, the disaster or Force Majeure Event.

7.14                           Insurance Coverage.  McCamish shall continue in effect the insurance coverages described in Exhibit G attached hereto.  McCamish shall not voluntarily cause any termination, reduction, or alteration of these coverages without thirty (30) days prior written notice to Symetra.

7.15                           Change Approval and Acceptance.  During the Term, McCamish shall timely notify Symetra if it anticipates any of the following:

(a)                                  System upgrades or replacement that materially affect Services being provided to Symetra;

(b)                                 Upgrades or changes to the Symetra Enhancements;

(c)                                  Modifications to the System to comply with regulatory changes;

(d)                                 Change in the System location;

(e)                                  Outsourcing any material Service to a third party; and

(f)                                    Any other change not in the ordinary course of McCamish’s business that may have a material impact the Services provided to Symetra.

McCamish shall not make any of the forgoing changes or modifications without Symetra’s prior written approval, which will not be unreasonably withheld.  If McCamish makes any of the changes specified in Subparagraphs (a), (b) or (e) of this Subsection 7.15 without Symetra’s prior written consent, Symetra may deem such to be a material breach of this Agreement.

Should any of the events described in Subsections 7.15 (a) – (c) or (f) arise, a Work Order shall be issued. The Work Order shall specify (1) whether any fee will be due from Symetra, (2) that the Work Order shall be pursuant to the Consulting Services Agreement and (3) Symetra’s testing and acceptance of the modifications or deliverables specified in the Work Order shall be according to the testing methodology specified in the McCamish Systems – Testing Methodology Overview dated May 9, 2006, which is attached as Exhibit A to the Symetra Product & BPO Implementation - I/R 07311.02 - Work Order dated May 17, 2006.

7.16                           Regulatory Changes. During the Term, McCamish will make, in a timely manner, all modifications to the System or Symetra Enhancements that are required to conform to, and comply with, changes in any Law(s) that affect the Policies or the Services to be performed pursuant to this Agreement, on the following basis: Any changes in any Laws(s) that affect the Policies or McCamish’s performance of the Services will be implemented by McCamish after receiving written concurrence of Symetra. Symetra shall give its written concurrence in a timely manner or shall specify any custom modifications it desires sufficiently in advance of the date by which such regulatory changes take effect so that McCamish is not prevented from performing the Services in compliance with any such changes. Symetra shall indemnify McCamish for any damage it may incur as a result of Symetra’s unreasonable delays in granting consent to the implementation of a required regulatory change. Provided Symetra has approved the modifications in a timely manner, McCamish shall indemnify Symetra for any damage it may incur as a result of McCamish’s failure to timely implement a required regulatory change.  Any modification(s) to the System that are generally provided to other customers of McCamish shall be implemented at no additional cost to Symetra. If Symetra requests changes or modifications beyond those generally provided by McCamish to all of its other customers, such changes or modifications shall be implemented pursuant to a Work Order pursuant to the Consulting Services Agreement.

7.17                           System Updates.  During the Term, McCamish may make modifications, improvements, enhancements, additions, updates or corrections to its base computer software System used in performing the Services (collectively, the “Updates”).  Whenever McCamish releases Updates to the System which are generally applicable to all of its customers for whom it is using the System for administration services, then McCamish shall make the same available for use in the performance of the Services for Symetra, at no additional charge; provided, however, that, McCamish will provide, prior to implementation, certain set up services necessary to allow implementation of the Update and, where necessary, customization of such Updates to reflect, and be incorporated into, any customized modules used in connection with Symetra.

Such set up services and any required customization will be billed to Symetra at McCamish’s then published standard hourly rates, and will be subject to a Work Order and all other procedures outlined in the Consulting Services Agreement previously entered into by the parties hereto. Symetra acknowledges that should it fail or refuse to authorize McCamish to implement each such Update so that the version of the System being used to perform the Administration Services for Symetra is not the latest release thereof, then McCamish shall be entitled to implement an increase in the Administration Fees payable hereunder to offset the additional cost it will incur as a result of Symetra’s failure or refusal to accept any Update.  Should Symetra disagree with any proposed increase in the Administration Fee as proposed hereunder, such disagreement shall be submitted to arbitration pursuant to Section 7.05 hereof.  Once finally determined, such increase in the Administration Fee, if any, shall be retroactive to the effective date of the proposed increase by McCamish.

7.18                           Paramount Provision. Symetra acknowledges that McCamish may be considered a third party administrator with respect to the Policy Administration Services contemplated hereunder as such term is defined in various statutes and regulations enacted in different states of the United States (collectively, the “TPA Rules”).  Symetra agrees that the terms and conditions set forth in this Agreement shall be subject to, and modified by, any of the TPA Rules which may apply to McCamish or Symetra with respect to the Policies subject to this Agreement.  If any such TPA Rules are in conflict with any provision of this Agreement, this Agreement shall be modified to comply with the TPA Rules to the extent applicable.  If the TPA Rules require the inclusion of language regarding an issue covered in the TPA rules which is not so covered in this Agreement, Symetra agrees to amend this Agreement to include such language.  In the event of any such changes, the parties shall negotiate in good faith to minimize any adverse effect of such change on either party hereto.  To that end, attached hereto is Exhibit K and Exhibits K-1,  K-2, K-3, K-4, K-5, K-6, K-7, K-8, K-9 and K-10 which are various addenda setting forth the TPA Rules applicable with respect to each of the States of Florida, Idaho, Indiana, Kentucky, Montana, Nevada, Tennessee, Wyoming, New Hampshire and California, respectively.  Such addenda are incorporated herein and shall be a part hereof and shall be implemented hereunder to the extent applicable. If required by any addenda, the parties agree to execute one or more counterparts thereof.

7.19                           Services SLAs.  McCamish shall perform the Services in accordance with, and in such a manner as to meet or exceed, the Service Level Agreements (“SLAs”) set forth in Exhibit A.

(a)                                  Measurement and Reporting. McCamish shall measure its performance against the SLAs in accordance with the methodologies specified in the applicable Exhibit A and shall provide a detailed, comprehensive report of its performance against the SLAs during the applicable reporting period (“SLA Reports”) by the tenth (10th) Business Day following the end of the applicable reporting period.  Such reports shall be provided in accordance with the SLA metrics set forth in Exhibit A.  McCamish shall meet with Symetra at least monthly, or more or less frequently if requested by Symetra, to review McCamish’s actual performance against the SLAs and shall recommend remedial actions to resolve any performance deficiencies.

(b)                                 Root-Cause Analysis and Resolution. Promptly, but in no event later than ten (10) calendar days after the earlier of a) McCamish’s discovery of or b) McCamish’s receipt of a notice from Symetra regarding, McCamish’ failure to provide any of the Services in accordance with the SLAs, McCamish shall, as applicable under the circumstances:  (i) perform a Root-Cause Analysis to identify the cause of such failure; (ii) provide Symetra with a written report detailing the cause of, and procedure for correcting, such failure; and (iii) provide Symetra with satisfactory evidence that such failure will not recur.  McCamish’s correction of any such failures shall be performed in accordance with the time frames set forth in Exhibit A entirely at McCamish’ expense unless it has been determined, by mutual agreement of the Parties or through the problem-resolution process specified in this Agreement, that Symetra (or one of its subcontractors, agents or third parties provided by Symetra and not managed by McCamish) and/or its self-managed properties and/or systems was the predominant contributing cause of the failure.  In such event, McCamish shall be entitled to temporary relief from its obligation to timely comply with the affected SLA, but only to the extent and for the duration so affected, unless the Parties otherwise mutually agree.

(c)                                  Annual Review of SLAs. New SLAs may be added to reflect Symetra’s changing and/or new business requirements.  Accordingly, at least once annually, Symetra expects to review and reach agreement with McCamish on the addition of new SLAs.

(d)                                 Fee Reductions. McCamish acknowledges that a failure by McCamish to achieve the SLAs specified in any Exhibit A may cause loss and damage to Symetra. As it would be impracticable to fix the diminished value of the Services as a result of any McCamish failure to provide the Services in accordance with the SLAs, Symetra and McCamish have agreed to, as set forth in Exhibit A, suitable fee reductions (“Fee Reductions”). The parties agree that McCamish shall pay such amounts as Fee Reductions and not as a penalty. McCamish agrees that Fee Reductions do not constitute penalties and shall not argue to the contrary. However, any failure by McCamish to meet any SLA as specified in Exhibit A shall be excused if and to the extent (i) such failure by McCamish resulted from a material failure by Symetra to perform its obligations in respect to the SLA and (ii) McCamish used commercially reasonable efforts to perform notwithstanding Symetra’s failure to perform. In the event that delay was caused by Symetra’s failure to perform its obligations in respect of such SLA, any failure by McCamish pursuant to the preceding provison shall be excused for a reasonable number of days as mutually determined by the parties based upon factors related to the number of days Symetra failed to perform its obligations in respect to such SLA.

Symetra shall be entitled to deduct from any invoice the amount of any Fee Reductions.

(e)                                  Service Bonuses. If, for a period of six (6) consecutive calendar months,  McCamish does not trigger a Service Credit paid or payable to Symetra (“Six Month Par Performance Period”), then Administrator shall be entitled to a refund of certain Service Credits actually paid by Administrator to

Customer. The Service Credits to be refunded shall be those paid by Administrator for the twelve (12) calendar month period consisting of the last calendar month of the Six Month Par Performance Period plus the eleven (11) immediately preceding calendar months (“Earnback Credit”). Customer shall pay the Earnback Credit to Administrator upon being invoiced by Administrator on the next monthly invoice. For purposes of clarification, Service Credits for a given calendar month shall be refunded only once.

7.20. Liability for Subcontractors and Third Party Service Providers.  Except for Third Party Service Providers engaged by Symetra pursuant to Section 9 below, unless otherwise agreed by the other party in writing, neither party shall subcontract any Services, rights or obligations hereunder without the other party’s prior written approval, which shall not be unreasonably withheld. If Symetra grants approval for McCamish to subcontract any Services, any subcontractor personnel will be deemed to be McCamish personnel for purposes of this Agreement and a breach by the subcontractor employees will be deemed a breach of this Agreement by McCamish. No such subcontracting or delegation shall operate to relieve McCamish of any of its obligations hereunder. If Symetra engages a Third Party Service Provider or if McCamish grants approval for Symetra to subcontract any of its rights, duties or obligations hereunder, any Third Party Service Provider or any subcontractor personnel will be deemed to be Symetra personnel for purposes of this Agreement and a breach by the Third Party Service Provider or subcontractor employees will be deemed a breach of this Agreement by Symetra. No such subcontracting or delegation shall operate to relieve Symetra of any of its obligations hereunder.

SECTION 8                                   TERMINATION OF AGREEMENT.

8.01                           By Mutual Agreement.  This Agreement may be terminated or amended by mutual written agreement of the parties at any time.

8.02                           By Non-Renewal.  At least one hundred and eighty (180) days prior to the end of the Initial Term and any Additional Term hereof, either party may give the other notice if the party delivering such notice desires to change any provision of the Agreement.  If McCamish and Symetra do not agree in writing with respect to the matters described in such notice before the end of the Term, this Agreement shall terminate at the end of such Term subject to the provisions of Section 9.

8.03                           For Cause.  If either of the parties hereto shall materially breach this Agreement or be materially in default hereunder (the Defaulting Party), the other party hereto may give written notice thereof to the Defaulting Party and if such default or breach shall not have been remedied within thirty (30) days after such written notice is given, then the party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party.  Termination of this Agreement by default or breach by a party shall not constitute a waiver of any rights of the other party in reference to services performed prior to such termination, rights to be reimbursed for out-of-pocket expenditures or any other rights such other party might have under this Agreement at law, in equity or otherwise.

8.04                           Termination by Symetra. Symetra may immediately terminate this Agreement, by giving written notice of termination to McCamish, upon the occurrence of any of the following events:

(a)                                  The voluntary institution (or an involuntary institution not dismissed within sixty (60) days of bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against McCamish under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar laws or statutes of the United States (or any state thereof); the insolvency or making of an assignment for the benefit of creditors or the admittance by McCamish of any involuntary debts as they mature.

(b)                                 In the event of a change in Control of McCamish, other than as part of an internal reorganization, to which Symetra has a reasonable basis to object.

8.05                           Procedures Upon Termination. Except for non-payment for Services by Symetra, at Symetra’s request and upon termination of this Agreement McCamish shall provide Disengagement Services pursuant to Section 9.

SECTION 9                                   DISENGAGEMENT.

9.01                           General.  As required by Subsection 8.05 or as otherwise agreed by the parties, McCamish will comply with the commercially reasonable requests of Symetra in assisting Symetra or a designated third-party in any of the following circumstances:

(a)                                  Transitioning and migrating only the Policy Administration Services from McCamish to Symetra or, if applicable, to a third-party provider undertaking on behalf of Symetra to provide the Policy Administration Services (any such third-party provider described in this Section 9 being hereinafter referred to as a “Third Party Service Provider”);

(b)                                 Transitioning and migrating all Services along with the System and Symetra Enhancements from McCamish to Symetra or, if applicable, to a Third Party Service Provider undertaking on behalf of Symetra to provide the Services;

(c)                                  Transitioning and migrating all Services from McCamish to Symetra or, if applicable, to a Third Party Service Provider undertaking on behalf of Symetra to provide the Services;

Without limiting the transition and migration services to be provided in accordance with this Section (the “Disengagement Services”), Disengagement Services provided by McCamish may include the following:

(a)                                  Delivery to Symetra of a complete and validated copy of Symetra Data per agreed-upon requirements.

(b)                                 Technical assistance during the initial, incremental and final backup/restore/migration of Symetra Data in accordance with agreed-upon requirements.

(c)                                  Continued provision of Services in accordance with the Agreement during the Disengagement Period until Symetra confirms final separation from McCamish.

Symetra shall cooperate in good faith with McCamish in connection with McCamish’s obligations under this Section 9.  Symetra shall pay to McCamish its standard time and materials charges for providing the Disengagement Services and reimburse McCamish’s reasonable expenses, in addition to the Annual Service Fees applicable to the Disengagement Period. Any agreement entered into by Symetra and the Third Party Service provider shall include:  (a) substantially the same terms as those appearing in this Agreement regarding the use and protection of McCamish Confidential Information (with any substantive deviations being pre-approved in writing by McCamish).

9.02                           Disengagement Period.  McCamish shall commence providing Disengagement Services (i) with respect to the scheduled expiration of this Agreement as agreed to in the Disengagement Plan, and (ii) with respect to any termination of this Agreement, upon the delivery of the notice of termination and as agreed to in the Disengagement Plan. McCamish shall provide Disengagement Services from the effective date of the expiration or termination of this Agreement (or such earlier date agreed in the Disengagement Plan) and for a period of not more than ninety (90) days thereafter (the “Disengagement Period”).  During the Disengagement Period, the Agreement shall be deemed to be in full force and effect.

9.03                           Disengagement Plan.  McCamish and Symetra shall cooperate in good faith to develop a termination plan setting forth the respective tasks to be accomplished by each party in connection with the termination and a schedule pursuant to which such tasks are to be completed in accordance with the Disengagement Services (collectively, the “ Disengagement Plan”).

SECTION 10                             ASSIGNMENT.

10.01                     Assignment by Symetra.  Symetra shall not, directly or indirectly, in whole or in part, assign any of its rights or obligations hereunder without the prior written consent of McCamish, which consent shall not be unreasonably withheld.

10.02                     Assignment by McCamish.  McCamish shall not directly or indirectly, in whole or in part, delegate its duties or assign its rights under this Agreement without the prior written consent of Symetra, which consent shall not be unreasonably withheld.

SECTION 11                             MISCELLANEOUS.

11.01                     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.  In any action relating to this Agreement, the party instituting an action hereunder irrevocably consents to the exclusive jurisdiction and venue of the federal courts (or in the event federal jurisdiction is lacking over the dispute, the state courts) located in the state in which the defending party resides.

11.02                     Notices.  Any notice, consent, approval or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by facsimile transmission, overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

(a)                                  If to McCamish:

McCamish Systems, L.L.C.
6425 Powers Ferry Road
Third Floor
Atlanta, GA  30339
Attention:  President
Facsimile Number:  (770) 690-1800

(b)                                 If to Symetra:

ALL NOTICES:

Symetra Life Insurance Company
777 108th Ave. NE
Suite 1200
Bellevue, WA 98004-5135
Attention: Bob Gooderl

WITH A COPY OF ALL LEGAL NOTICES:

Symetra Life Insurance Company
777 108th Ave. NE
Suite 1200
Bellevue, WA 98004-5135
Attention: Legal Department

Any such notice shall be deemed given when so delivered (in the case of personal delivery or overnight courier service) or sent by facsimile transmission or, if mailed, upon receipt as evidenced by the return receipt.  If the address of any party hereunto is changed, written notice of such change shall be given to the other party, in accordance with this Section, and said new address shall be used for purposes of this Agreement.

11.03                     Entire Agreement.  This Agreement, the Exhibits which are attached hereto and made a part hereof, and the documents executed pursuant hereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and no representation, warranty, covenant or agreement not embodied herein or therein, oral or otherwise, shall be of any force or effect whatsoever with respect to the subject matter hereof or thereof.  Further, no change, amendment or modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

11.04                     Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.05                     Severability.  In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

11.06                     No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

11.07                     Headings.  The Section headings of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

11.08                     Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which will constitute one and the same document.

11.09                     Waiver.

(a)                                  A waiver of any default or breach hereunder granted by any party hereto shall not constitute a waiver by such party of any other default or breach or a waiver by such party of the same default or breach at a later time.  Further, to be effective, any such waiver must be in writing and be signed by the party granting such waiver.

(b)                                 Subject to the last sentence of Section 11.09(a), the forbearance or neglect by Symetra or McCamish to insist upon strict compliance with any of the provision of this Agreement, or to declare a forfeiture or termination, shall not be construed as a waiver of any right or privilege hereunder.  No waiver of any right or privilege arising from any default or failure of performance hereunder shall affect the rights or privileges of either party in the event of a further default or failure of performance hereunder.

11.10                     Construction.  All parties hereto have participated, directly or indirectly, in the negotiations and preparation of this Agreement.  In no event shall this Agreement be construed more or less stringently against any party hereto by reason of either party being construed as the principal drafting party hereto.

11.11                     Taxes. All sales, use, excise or other similar taxes or duties which may be or become payable on account of goods or services provided hereunder shall be payable by Symetra to McCamish Systems thirty (30) days after the receipt by Symetra of McCamish Systems’ invoice therefor.  In lieu of paying such taxes, Symetra may provide McCamish Systems with a tax exemption certificate acceptable in form and substance to the appropriate taxing authorities.

11.12                     Software Escrow Agreement.  As soon as is practicable after the execution of this Agreement,  (i) the parties hereto shall execute and deliver an Escrow Agreement substantially in the form of Exhibit H attached hereto and made a part hereof (the “Escrow Agreement”) for the purpose of protecting Symetra in the event of the termination of this Agreement by Symetra pursuant to Section 8.03 or 8.04 hereof prior to the end of the Term; and (ii) upon execution of the Escrow Agreement by all parties thereto,  McCamish shall deposit with the Escrow Agent a copy of the System and Symetra Enhancements and any enhancements thereto that would be required by Symetra or a third party acting on Symetra’s behalf to perform substantially the Policy Administration Services performed by McCamish (collectively “Deposits”)   to be held in accordance with the terms and conditions of the Escrow Agreement.

11.13                     Software License in Escrow As soon as is practicable after execution of the Escrow Agreement, the parties hereto shall execute and deliver to the Escrow Agent, to be held in accordance with the terms and conditions of the Escrow Agreement, a License Agreement substantially in the form of Exhibit I attached hereto and made a part hereof (the “License Agreement”), which shall provide that in the event the Deposits shall be released by the Escrow Agent to Symetra, upon the occurrence of a Release Event (as defined in the Escrow Agreement), but only in such event, McCamish grants to Symetra, effective upon receipt of the Deposits from the Escrow Agent, a license to use the Deposits (and such modifications, enhancements, improvements, updates, corrections or changes as Symetra shall elect to make to the thereto) (the “Software License”) for a period of thirty–six (36) months following the termination of this Agreement, solely on the terms and conditions of the License Agreement.  At the expiration of the license term, the Symetra shall have no further rights with respect to the Deposits.

11.14                     Force Majeure Neither party shall be in default of this Agreement to the extent that the performance of its obligations under this Agreement is delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, strike, riot, act of war, restricting legislation, embargo, blockade, work stoppage, or any other like cause beyond the control of such party (“Force Majeure Event”), provided that such causes shall not relieve Symetra of its payment obligations as set forth in Sections 3 and 4 (except that Symetra shall not be required to make payment for services not rendered by reason of such a Force Majeure Event) nor shall they relieve McCamish of its obligation to perform disaster recovery pursuant to Subsection 7.13 (b). In the event of any Force Majeure Event, if either party is unable to resume and perform its obligations hereunder for a period lasting longer than ten (10) days during any thirty (30) day period, the unaffected party may terminate this Agreement upon written notice.  Any such termination shall be treated as a termination not for cause hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized partners and officers, all as of the date first above written.

McCamish Systems, L.L.C.	Symetra Life Insurance Company

By:	By:
J. Gordon Beckham, Jr.	Mike Madden
President and Chief Executive Officer	Vice President